This Agreement is dated effective the 1st day of January, 2006.

BETWEEN:

CASCADE ENERGY INC.

(the “Contractor”)

AND:	GORDON SAMPSON, businessman

(the “Sub-Contractor”)

WHEREAS:

A.    The Contractor is engaged in the business of exploration, development and sale of oil and natural gas properties, primarily in North America (“the Contractor’s Business”), and the Sub-Contractor is engaged in the business of providing services related to the Contractor’s Business as more particularly described and set out in the attached Schedule “A”

B.           The Contractor desires to enter into this Agreement with the Sub-Contractor, providing, among other things, for Sub-Contractor's services to the Contractor; and

C.           The Sub-Contractor desires to enter into this Agreement with respect to its services to the Contractor, upon the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, covenants and mutual provisos set forth herein, the parties agree as follows:

1.	The Contractor shall retain the Sub-Contractor and the Sub-Contractor shall assist the Contractor upon the terms and conditions hereinafter set forth.
2.

The term of this Agreement shall commence on the 1st day of January, 2006, and terminate on the 31st day of December, 2006 (the “Term”) unless renewed or terminated prior to that date as set out hereinafter. This Agreement and the Term will automatically renew for additional one (1) year terms unless the Contractor notifies the Sub-Contractor in writing not less than thirty (30) days prior to the expiration of the initial term or any renewal term that it does not wish to renew the Agreement.

3.

During the Term, the Sub-Contractor shall have the full and complete obligation and responsibility for the performance of the duties and/or work described in the attached Schedule "A" for the Contractor and the Sub-Contractor shall be obligated to the Contractor for the performance of all such duties and/or work. During the period hereof, the Sub-Contractor shall assist the Contractor and shall perform any and all services required or requested in connection with the Contractor's business. Within the limitations herein provided, the Sub-Contractor will render such services of an advisory nature as may be requested from time to time by the Contractor.

4.

During the term of this Agreement, the Sub-Contractor and its Nominee shall devote substantially his full-time energies to the performance of its duties hereunder and shall periodically, or at any time, upon the request of the Contractor, submit data as to the time requirements of work performed and to be performed by him for the Contractor in connection with this Agreement.

5.	The Contractor shall pay the Sub-Contractor a fee in accordance with the attached Schedule "B.
6.

The Sub-Contractor shall, each month during the Term provide to the Contractor an invoice for reasonable out-of-pocket expenses incurred by the Sub-Contractor in performing the duties outlined in Schedule “A”.

7.

The Sub-Contractor is retained by the Contractor only for the purposes and to the extent set forth in this Agreement and the Sub-Contractor's relationship to the Contractor shall, during the term of this Agreement, be that of an Independent Contractor. The Contractor shall not withhold, from sums becoming payable to the Sub-Contractor hereunder, any amounts for Income Tax, employment insurance premiums, Canada pension plan premiums, or other withholding amounts, during the term of this Agreement. The Sub-Contractor shall not be considered as having an employee status or as being entitled to participate in any plans, arrangements or distributions by the Contractor pertaining to or in connection with any pension, stock, bonus, profit sharing or other benefit (including any group health, dental or life insurance plans) extended to the Contractor's employees.

8.

Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by the Sub-Contractor in accordance with its independent and professional judgment. The Sub-Contractor shall perform its services substantially in accordance with generally accepted practices and principles of its trade. This Agreement shall be subject to the rules and regulations of any and all organizations and associations to which the Sub-Contractor may from time to time belong and to the laws and regulations governing the practice of the Sub-Contractor's trade.

9.	This Agreement may be terminated at any time, with or without cause, by either party upon ninety (90) days written notice.

Either party will have the right to terminate this Agreement immediately upon written notice at any time if:

(a)

The other party is in material breach of any warranty, term, condition or covenant of this Agreement and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party's intention to terminate;

(b)

The other party: (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors that is not dismissed with prejudice within thirty (30) days after the institution of such proceeding.

Termination under subsection (a) above will become effective automatically upon expiration of the cure period in the absence of a cure. Termination under subsection (b) will become effective immediately upon written notice of termination at any time after the specified event or the failure of the specified proceeding to be timely dismissed.

10.	Notice. Any notice required to be given hereunder shall be given by e-mail or telephoned and shall be deemed given immediately upon such a communication being made.
11.

Income Tax Designation. In the event that the Canada Customs and Revenue Agency (formerly Revenue Canada) should determine that the Sub-Contractor or its Nominee is, according to applicable guidelines or legislation, an employee subject to withholdings, such as but not limited to income tax, employment insurance or Canada pension plan premiums or other statutory contributions, the Sub-Contractor shall acknowledge that all payments to the Sub-Contractor are gross payments, and the Sub-Contractor is responsible for all income taxes employment insurance or Canada pension plan premiums or other statutory contributions in respect thereof.

12.

All disputes, controversies or claims arising out of, or relating to, this agreement, or the making, performance or interpretation of this agreement among the parties shall be finally and conclusively settled by binding arbitration. A party to a dispute may commence an arbitration of the dispute by notifying the other party to the dispute in writing of its desire to submit the dispute to arbitration and such dispute will be submitted to arbitration in accordance with the following:

(a)

the arbitration will be conducted by a single arbitrator agreed to by the parties, and if no agreement is reached within 30 days after the notice which requested the arbitration, the appointment shall be made, on request of a party, by the Supreme Court of British Columbia;

(b)

the parties agree that the decision of the arbitrator, including any decision as to costs shall be final and shall not be appealed, provided that the party prevailing in the arbitration shall be permitted to initiate and prosecute judicial proceedings to enforce the award of the arbitrator. Each of the parties hereby agrees that it shall submit to the jurisdiction of any court in which such judicial enforcement proceedings are brought.

(c)

Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia. Any dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all reasonable commercial efforts to obtain and implement a timely decision of the arbitrator.

(d)

All costs of arbitration under this section shall be paid by the parties to the dispute being arbitrated in such amount and proportions as the arbitrator may determine. If the arbitrator does not make an award of costs, the parties shall bear the costs of the arbitration equally and each party shall bear its own costs.

(e)	Unless otherwise mutually agreed by the parties, the place of arbitration shall be Vancouver, British Columbia.

13.

If required under applicable provisions of the Excise Tax Act, Sub-Contractor will become registered for the purposes of collecting and remitting goods and services taxes (“GST”). Any applicable GST will be included in the Sub-Contractor’s invoices to the Contractor.

14.

The Sub-Contractor agrees with the Contractor that at all times during the term of this Agreement or any renewal and thereafter it will hold in strictest confidence, and not use or disclose to anyone outside the Contractor without express authorization of an officer of the Contractor, any confidential or proprietary information of the Contractor, including without limitation, concepts, techniques, processes, designs, cost data, and other technical know-how, financial, marketing and other business information, or any other trade secrets of the Contractor disclosed by the Contractor to Sub-Contractor or obtained by the Sub-Contractor through observation or examination of the Contractor's customers or suppliers, including the identity of such customers and suppliers and any information the Contractor has received from others which the Contractor is obligated to treat as confidential or proprietary.

15.

The Sub-Contractor hereby assigns to the Contractor, its successors and assigns, all right, title, and interest to the work Sub-Contractor performs for the Contractor and in all renewals and extensions of the copyrights that may be secured under the laws now or hereafter in force and effect in Canada or in any other country or countries. The Sub-Contractor shall execute and deliver such instruments and take such action as may be required to carry out the copyright assignment contemplated by this paragraph.

16.

If in the course of performing work for the Contractor, the Sub-Contractor uses or incorporates into any of the Contractor’s products, programs, or other materials, an invention owned by the Sub-Contractor in which Sub-Contractor has an interest, subject to any subsequent written agreement with the Contractor expressly providing to the contrary the Contractor is hereby granted and shall have a non-exclusive royalty-free, irrevocable, world wide license to make, have made, use and sell that invention without restriction as to the extent of the ownership or interest of Sub-Contractor.

17.

The Sub-Contractor recognizes that the Contractor has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Contractor to maintain the confidentiality of such information and to use it only for certain limited purposes. The Sub-Contractor owes the Contractor and such third parties during the term of this Agreement work and thereafter a duty to hold all such confidential or proprietary information in the strictest confidence and to not disclose it to anyone (except as necessary in carrying out work for the Contractor consistent with the Contractor’s agreement with such third party). Sub-Contractor shall not use such information for the benefit of anyone other than the Contractor or such third party, consistent with the Contractor’s agreement with such third party.

18.

At the time that Sub-Contractor’s work for the Contractor concludes, Sub-Contractor will return or cause to be returned to the Contractor all notes, memoranda, specifications, designs, devices, documents, diskettes and any other media or material containing or disclosing any confidential or proprietary information of the Contractor or its customers or suppliers or third parties. The Sub-Contractor will not keep in its possession any such media or materials without the Contractor’s written approval.

19.

The Sub-Contractor agrees not to induce or attempt to influence directly or indirectly any employee of the Contractor to terminate his or her employment with the Contractor and work for Sub-Contractor.

20.	No party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all other parties, which consents may be arbitrarily or unreasonably withheld.
21.	The covenants, promises, terms and conditions contained herein shall be binding upon Sub-Contractor.
22.

The parties acknowledge that Harder & Company has prepared this Agreement has prepared this Agreement for the benefit of the Contractor and the Sub-Contractor has entered into this Agreement after receiving the advice of his individual and independent solicitor, accountant and other professional advisors, as applicable.

23.	The parties hereto shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

CASCADE ENERGY INC.

By:	/s/ Scott Marshall
___________________________ Authorized Signatory

GORDON SAMPSON

Per:	/s/ Gordon Sampson

Schedule A

During the Term, the Sub-Contractor will perform the following duties:

(a)	manage the business of the Contractor;
(b)	promote and develop the business of the Contractor;
(c)	supervise and manage of the day-to-day affairs of the Contractor;
(d)	develop strategic plans for review and approval by the directors of the Contractor;
(e)	implement strategic plans;
(f)	develop an annual, or periodic, operating plans and budgets for review and approval by the directors of the Contractor;
(g)	implement the annual, or periodic, operating plans;
(h)	recommend appointments of senior management;
(i)	monitor performance of senior management and provide feedback and training as appropriate;
(j)	communicate with the Contractor’s stakeholders;
(k)	develop, maintain and implement policies and procedures of the Contractor;
(l)	negotiate possible acquisitions of potential resource properties
(m)	negotiate financings for the Contractor where warranted;
(n)	supervise and assist staff and other sub-contractors to meet all deadlines to meet appropriate filings.
(o)	set up a team to manage the securities;
(p)	communicate with various brokerage firms, banks and pension funds; and
(q)	perform such other reasonable duties as are assigned by the Contractor from time to time.

Schedule B

In each month during the Term, the Contractor shall pay to the Sub-Contractor:

1.	the amount of USD $4,500; and
2.	the amount in the invoice provided by the Sub-Contractor to the Contractor pursuant to paragraph 6.